FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-206705-12

The information in this supplement is not complete and may be changed. This supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

This supplement no. 1 to preliminary prospectus is dated January 17, 2018 and relates to the preliminary prospectus, dated January 16, 2018, which may be amended or completed prior to the time of sale.

January 17, 2018

SUPPLEMENT NO. 1 TO PRELIMINARY PROSPECTUS

$985,207,000 (Approximate)

Benchmark 2018-B1 Mortgage Trust

(Central Index Key Number 0001722194)

Issuing Entity

Deutsche Mortgage & Asset Receiving Corporation

(Central Index Key Number 0001013454)

Depositor

German American Capital Corporation

(Central Index Key Number 0001541294)

JPMorgan Chase Bank, National Association

(Central Index Key Number 0000835271)

Citi Real Estate Funding Inc.

(Central Index Key Number 0001701238)

Sponsors and Mortgage Loan Sellers

Benchmark 2018-B1 Mortgage Trust
Commercial Mortgage Pass-Through Certificates, Series 2018-B1

Deutsche Bank Securities	Citigroup	J.P. Morgan
Co-Lead Managers and Joint Bookrunners

Academy Securities
Co-Manager

This Supplement No. 1 to Preliminary Prospectus, dated January 17, 2018 (this “Supplement”), relates to the offering of Benchmark 2018-B1 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2018-B1 (collectively, the “Offered Certificates”) and clarifies, updates or adds the following information to the Preliminary Prospectus, dated January 16, 2018 and filed with the Securities and Exchange Commission under accession number 0001539497-18-000033 (the “Preliminary Prospectus”) and the Structural and Collateral Term Sheet, dated January 16, 2018 and filed with the Securities and Exchange Commission under accession number 0001539497-18-000027. Capitalized terms not defined herein are used as defined in the Preliminary Prospectus):

1.       The approximate initial class certificate balance of the Class A-4 certificates is changed from $175,000,000 to $135,000,000, and the weighted average life (yrs.) for the Class A-4 certificates is changed from 9.61 to 9.58.

2.       The approximate initial class certificate balance of the Class A-5 certificates is changed from $347,112,000 to $387,112,000, and the weighted average life (yrs.) for the Class A-5 certificates is changed from 9.81 to 9.80.

3.       The chart set forth under “Yield and Maturity Considerations—Weighted Average Life” in the Preliminary Prospectus relating to the Class A-4 certificates is deleted in its entirety and replaced with the following:

Percent of the Initial Certificate Balance
of the Class A-4 Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
January 2019	100%	100%	100%	100%	100%
January 2020	100%	100%	100%	100%	100%
January 2021	100%	100%	100%	100%	100%
January 2022	100%	100%	100%	100%	100%
January 2023	100%	100%	100%	100%	100%
January 2024	100%	100%	100%	100%	100%
January 2025	100%	100%	100%	100%	100%
January 2026	100%	100%	100%	100%	100%
January 2027	100%	100%	100%	100%	100%
January 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.58	9.52	9.47	9.42	9.23

(1)	The weighted average life of the Class A-4 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-4 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-4 certificates.

4.       The chart set forth under “Yield and Maturity Considerations—Weighted Average Life” in the Preliminary Prospectus relating to the Class A-5 certificates is deleted in its entirety and replaced with the following:

Percent of the Initial Certificate Balance
of the Class A-5 Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
January 2019	100%	100%	100%	100%	100%
January 2020	100%	100%	100%	100%	100%
January 2021	100%	100%	100%	100%	100%
January 2022	100%	100%	100%	100%	100%
January 2023	100%	100%	100%	100%	100%
January 2024	100%	100%	100%	100%	100%
January 2025	100%	100%	100%	100%	100%
January 2026	100%	100%	100%	100%	100%
January 2027	100%	100%	100%	100%	100%
January 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.80	9.78	9.76	9.72	9.50

(1)	The weighted average life of the Class A-5 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-5 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-5 certificates.

Except as modified above, the Preliminary Prospectus remains unmodified.

This Supplement is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this Supplement, if conveyed prior to the time of your contractual commitment to purchase any of the Offered Certificates, supersedes any conflicting information contained in the Preliminary Prospectus, the term sheet and any other prior similar materials relating to the Offered Certificates. The information in this Supplement may be amended or supplemented. This Supplement is being delivered to you solely to provide you with information about the offering of the Offered Certificates referred to in this Supplement and to solicit an offer to purchase the Offered Certificates, when, as and if issued. Any such offer to purchase made by you will not constitute a contractual commitment by you to purchase or give rise to an obligation by the underwriters to sell any of the Offered Certificates until the underwriters have accepted your offer to purchase Offered Certificates; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.

__________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

THE INFORMATION IN THIS SUPPLEMENT IS PRELIMINARY AND MAY BE SUPPLEMENTED OR AMENDED PRIOR TO THE TIME OF SALE. PROSPECTIVE INVESTORS SHOULD UNDERSTAND THAT, WHEN CONSIDERING THE PURCHASE OF THE OFFERED CERTIFICATES, THE TIME OF SALE WILL COME INTO BEING NO SOONER THAN THE DATE ON WHICH THE RELEVANT CLASS OF CERTIFICATES HAS BEEN PRICED, THE INVESTOR HAS OTHERWISE TAKEN ALL ACTIONS THE INVESTOR MUST TAKE TO BECOME COMMITTED TO PURCHASE THE OFFERED CERTIFICATES, AND THE INVESTOR HAS THEREFORE ENTERED INTO A CONTRACT OF SALE; ANY “INDICATIONS OF INTEREST” EXPRESSED BY ANY PROSPECTIVE INVESTOR, AND ANY “SOFT CIRCLES” GENERATED BY THE UNDERWRITERS, WILL NOT CREATE BINDING CONTRACTUAL OBLIGATIONS FOR SUCH PROSPECTIVE INVESTORS, ON THE ONE HAND, OR THE UNDERWRITERS, THE DEPOSITOR OR ANY OF THEIR RESPECTIVE AGENTS OR AFFILIATES, ON THE OTHER HAND.

IN ADDITION, THE OFFERED CERTIFICATES REFERRED TO IN THIS SUPPLEMENT, AND THE ASSET POOL BACKING THEM, ARE SUBJECT TO MODIFICATION OR REVISION (INCLUDING THE POSSIBILITY THAT ONE OR MORE CLASSES OF CERTIFICATES MAY BE SPLIT, COMBINED OR

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ELIMINATED) AT ANY TIME PRIOR TO ISSUANCE, AND ARE OFFERED ON A “WHEN, AS AND IF ISSUED” BASIS.

THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY SECURITY OR CONTRACT DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED IN THIS SUPPLEMENT SUPERSEDES ANY PREVIOUS SUCH INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR AND WILL BE SUPERSEDED BY INFORMATION DELIVERED TO SUCH PROSPECTIVE INVESTOR PRIOR TO THE TIME OF SALE.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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